EXHIBIT 99.1


PRG-Schultz Exercises Option to Purchase Shares


ATLANTA, Sep 20, 2002 /PRNewswire-FirstCall via COMTEX/ -- PRG-Schultz International, Inc. (Nasdaq: PRGX) ('the Company') announced that it has today exercised one of its options to purchase approximately 1.45 million shares of its common stock from an affiliate of Howard Schultz, a director of the Company, for approximately $12.68 million, representing a price of $8.72 per share plus accretion of 8% per annum from the August 27, 2002 option issuance date. The option purchase price was funded through borrowings under the Company's senior bank credit facility.

As announced on August 19, 2002, the Schultz affiliate granted the Company two options to purchase in total approximately 2.9 million shares of PRG- Schultz common stock at a price of $8.72 per share plus accretion of 8% per annum from August 27, 2002. As a result of today's transaction, the Company has one remaining option to purchase approximately another 1.45 million shares under the same terms by May 9, 2003.

About PRG-Schultz International, Inc.

Headquartered in Atlanta, PRG-Schultz International, Inc. (PRG-Schultz) is the world's leading provider of recovery audit services. PRG-Schultz employs approximately 3,500 employees, providing clients in over 40 countries with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG-Schultz industry specialists review client invoices, purchase orders, receiving documents, databases, and correspondence files to recover lost profits due to overpayments or under-deductions. PRG-Schultz is retained on a pay-for- performance basis, receiving a percentage of each dollar recovered. Additional information may be found at www.prgx.com.

SOURCE PRG-Schultz International, Inc.

CONTACT: Leslie H. Kratcoski, Investor Relations of PRG-Schultz International, Inc., (770) 779-3099.




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